Exhibit 99.3

CONSENT OF OLIVER WYMAN, INC

OneConnect Financial Technology Co., Ltd.

55F, Ping An Financial Center

No. 5033, Yitian Road

Futian District, Shenzhen

Guangdong

The People’s Republic of China

August 10, 2020

Ladies and Gentlemen:

Oliver Wyman Inc. (Hong Kong Branch) hereby consents to (i) references to its name and (ii) extracts from the report entitled “CHINA TECHNOLOGY SPENDING MARKET FOR FINANCIAL INSTITUTIONS OVERVIEW AND PERSPECTIVE” dated August 2020 (together with any subsequent written amendments made by us thereto, the “Report”) and (iii) citation of the Report, in each case, (x) in this registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in connection with the proposed public offering of OneConnect Financial Technology Co., Ltd. (the “Company”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and (y) in any future submissions, filings or correspondence with the SEC that directly relates to the Registration Statement, in each case as long as there is no change to the contents it has previously consented to.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement with the SEC.

/s/ Hang Qian
Name: Hang Qian
Title: Partner
Oliver Wyman, Inc
Unit 04, 9th Floor
Central Plaza
18 Harbour Road
Wanchai, Hong Kong